Exhibit 10.6

[Virgin Media Inc. Letterhead]

June 16, 2010

Mr. James F. Mooney

Chairman

Virgin Media Inc.

909 Third Avenue, Suite 2863

New York, New York 10022

Dear Mr. Mooney:

The purpose of this letter is to confirm your level of compensation as non-executive Chairman for the period commencing January 1, 2011.  The Board has determined that you should be paid a fixed salary of $500,000 per annum and should receive the same annual grant of 62,500 options awarded to all directors.  You will receive a pro rata option award for the period January through June 2011, which will be awarded at the same time as the Compensation Committee approves LTIP and other awards in January 2011.  From June 2011, your options award schedule will be the same as applicable to other directors.   Consistent with normal practice for non-executive chairmen, you will not have an employment contract (except as indicated below) and will serve at the pleasure of the Board.  Subject to the non-competition provisions described below, you will be free to accept other employment.   Your compensation will be reviewed on an annual basis.  The Company will continue to pay for health insurance cover for you and your family, subject to the Company’s right to revise the New York office policy along conventional lines should it see fit to do so.

While this level of compensation is less than you sought, I think that you are aware that it is materially higher than would be customary for a non-executive chairman in either the United Kingdom (where the demands of the role and compensation levels are higher) or the United States.  I would be pleased to share with you the data that we collected on this subject.   The compensation level reflects the significance that the Board places on your continued part-time role with the Company, as well as a recognition of the historic levels of compensation that you have received and the reduction from those levels that this contemplates.  Both for substantive reasons and also to support the comparatively high level of compensation approved by the Board, we will ask you to continue to be bound by the non-competition, non-solicitation and confidentiality provisions of your current employment contract.  These are set forth in Exhibit A to this letter (with modest language changes to reflect the change of your role), and we will ask Fried Frank to draft a short agreement that is limited to these substantive terms.

Could you please confirm that you are willing to continue to serve as non-executive Chairman on these terms, subject to your acceptance of the final form of the non-competition, non-solicitation and confidentiality agreement?  We very much appreciate your continued commitment to the Company.

Sincerely,

/s/ Charles Allen

Charles Allen
Chairman
Compensation Committee

Exhibit A
Restrictive Covenants

9.           Chairman Covenants.

(a)           Confidentiality.  The Chairman agrees and understands that the Chairman has been, and in the Chairman’s position with the Company the Chairman will be, exposed to and receive information relating to the confidential affairs of the Company Affiliated Group, including without limitation technical information, business and marketing plans, strategies, customer (or potential customer) information, other information concerning the products, promotions, development, financing, pricing, technology, inventions, expansion plans, business policies and practices of the Company Affiliated Group, whether or not reduced to tangible form, and other forms of information considered by the Company Affiliated Group to be confidential and in the nature of trade secrets.  The Chairman will not knowingly disclose such information, either directly or indirectly, to any person or entity outside the Company Affiliated Group without the prior written consent of the Company; provided, however, that (i) the Chairman shall have no obligation under this Section 9(a) with respect to any information that is or becomes publicly known other than as a result of the Chairman’s breach of the Chairman’s obligations hereunder and (ii) the Chairman may (x) disclose such information to the extent he determines that so doing is reasonable or appropriate in the performance of the Chairman’s duties or, (y) after giving prior notice to the Company to the extent practicable, under the circumstances, disclose such information to the extent required by applicable laws or governmental regulations or by judicial or regulatory process.  The Chairman shall comply with the Company’s data protection policies.  Upon termination of the Chairman’s service, the Chairman shall promptly supply to the Company all property, keys, notes, memoranda, writings, lists, files, reports, customer lists, correspondence, tapes, disks, cards, surveys, maps, logs, machines, technical data and any other tangible product or document which has been produced by, received by or otherwise submitted to the Chairman in the course of or otherwise in connection with the Chairman’s services to the Company Affiliated Group.

(b)           Non-Competition and Non-Solicitation. During the period commencing on January 1, 2011 and ending on the one-year anniversary of the termination of the Chairman’s service with the Company, the Chairman shall not, as an employee, employer, stockholder, officer, director, partner, colleague, consultant or other independent contractor, advisor, proprietor, lender, or in any other manner or capacity (other than with respect to the Chairman’s services to the Company Affiliated Group), directly or indirectly:

(i)           perform services for, or otherwise have any involvement with, a business unit of a person, where such business unit competes directly or indirectly with any member of the Company Affiliated Group by (x) owning or operating broadband or mobile  communications networks for telephone, mobile telephone, cable television or internet services, (y) providing mobile telephone, fixed line telephone, television or internet services or (z) owning, operating or providing any content-generation services or television channels, in each case principally in the United Kingdom (the “Core Businesses”); provided, however, that this Agreement shall not prohibit the Chairman from owning up to 1% of any class of equity securities of one or more publicly traded companies;

(ii)           hire any individual who is, or within the six months prior to the Chairman’s termination was, an employee of any member of the Company Affiliated Group whose base salary at the time of hire exceeded £65,000 per year; or

(iii)           solicit, in competition with any member of the Company Affiliated Group in the Core Businesses, any business, or order of business from any person that the Chairman knows was a current or prospective customer of any member of the Company Affiliated Group during the Chairman’s service;

provided, that, notwithstanding the foregoing, the Chairman shall not be deemed to be in violation of clause (i) or (iii) of the foregoing by virtue of acting as an attorney (as partner, associate, shareholder, member or employee) or as vice president, director or managing director or similar position at any accounting firm, law firm, investment banking firm or consulting firm, institutional investor or similar entity, in each case so long as the Chairman takes reasonable steps to insulate himself from the businesses and activities of any such entity that relate to the Core Businesses during any period that this Section 9(b) is in effect.

(c)           Remedies.  The Chairman agrees that any breach of the terms of this Section 9 would result in irreparable injury and damage to the Company, its subsidiaries and/or its affiliates for which the Company, its subsidiaries and/or its affiliates would have no adequate remedy at law; the Chairman therefore also agrees that in the event of said breach or any threat of breach, the Company, its subsidiaries and/or its affiliates, as applicable, shall be entitled to an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by the Chairman and/or any and all persons and/or entities acting for and/or with the Chairman, without having to prove damages, in addition to any other remedies to which the Company, its subsidiaries and/or its affiliates may be entitled at law or in equity.  The terms of this paragraph shall not prevent the Company, its subsidiaries and/or its affiliates from pursuing any other available remedies for any breach or threatened breach hereof, including but not limited to the recovery of damages from the Chairman.  The Chairman and the Company further agree that the provisions of the covenants contained in this Section 9 are reasonable and necessary to protect the businesses of the Company Affiliated Group because of the Chairman’s access to Confidential Information and his material participation in the operation of such businesses.  Should a court, arbitrator or other similar authority determine, however, that any provision of the covenants contained in this Section 9 are not reasonable or valid, either in period of time, geographical area, or otherwise, the parties hereto agree that such covenants should be interpreted and enforced to the maximum extent to which such court or arbitrator deems reasonable or valid.

The existence of any claim or cause of action by the Chairman against the Company and/or its subsidiaries and/or its affiliates, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants contained in this Section 9.